 Exhibit 99.1

ParkerVision Reports 2022 Results

JACKSONVILLE, Fla., March 28, 2023 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision”), a developer and marketer of technologies and products for wireless applications, today announced results for the year ended December 31, 2022.

Year End 2022 Summary and Recent Developments

●

Through March 2023, the Company has resolved patent infringement actions filed in 2020 and 2021 in the Western District of Texas against four of six defendants through patent license and settlement agreements, including one agreement reached in the first quarter of 2023 for which the Company received $25 million in gross proceeds.

●	New patent infringement cases were filed against MediaTek and Realtek in the Western District of Texas in the fourth quarter of 2022.

o	Pending cases against TCL and LG in Texas are stayed pending the outcome of one or both of the Realtek and MediaTek actions.

●	Hearing at the Federal Circuit for the Company's appeal in ParkerVision v. Qualcomm is expected to be held mid-2023.

o

The appeal is the result of March 2022 Florida district court rulings in Qualcomm's favor on pre-trial motions that resulted in eliminating all matters for a jury to decide in an infringement case against Qualcomm that was nearing trial after being filed nearly nine years prior in 2014.

●	Sanford (Sandy) Litvack joined the ParkerVision board of directors in October 2022.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “ParkerVision holds a portfolio of over 100 patents on our inventions, including a number of expired patents for which claims can be made for past damages, as well as a number of patents that will not expire for years to come.  We believe our technologies are being used, without our permission, in a range of cellular, Wifi and Bluetooth chips and devices.  Our patented technologies have all been developed in-house as a result of significant R&D investments, and our team includes our lead inventors whose knowledge and experience provide a strong foundation for enforcing the property rights of our claims against companies who we believe are wrongly using our patented inventions."

Mr. Parker continued, “We currently have patent enforcement cases pending against Qualcomm, Apple, TCL, LG, MediaTek and Realtek, and expect to file additional cases this year.  We also have a patent enforcement action against Qualcomm, involving significant damages claims, on which we have filed an appeal at the Federal Circuit.  We anticipate a hearing date for our appeal will be set for mid-2023.

"The incoming revenues from our overall patent enforcement program, after payment of contingent legal fees and expenses, will be used to reduce a significant portion of the Company's contingent debt.  We expect 2023 to be a profitable year for ParkerVision."

Financial Results

●	Net loss for 2022 was $9.8 million, or $0.13 per common share, compared to a net loss of $12.3 million, or $0.17 per common share for 2021.

o	The 20% decrease in year-to-date net loss is a primarily the result of

■	a $0.8 million increase in revenue resulting from our patent enforcement and litigation efforts.

■	a $1.6 million decrease in the loss related to the change in fair value of our contingent payment obligations.

●

We used cash for operations of approximately $3.0 million in 2022 compared to approximately $7.7 million in cash used for operations in 2021.  The decrease is primarily the result of the use of approximately $3.9 million in cash for the reduction of accounts payable and accrued expenses during the year ended December 31, 2021, as compared to a $0.4 million increase in accounts payable and accrued expenses during the year ended December 31, 2022.

o	In 2022, we received net proceeds of approximately $2.1 million from the sale of debt and equity securities.
o	We received approximately $0.8 million in net proceeds from the sale of debt and equity securities in January 2023.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products.  ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2022. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights

	December 31,
(in thousands)	2022	2021
Cash and cash equivalents	$109	$1,030
Prepaid expenses and other current assets	274	599
Intangible assets, net	1,359	1,785
Other noncurrent assets, net	9	26
Total assets	1,751	3,440

Current liabilities	2,257	1,646
Contingent payment obligations	45,797	43,063
Convertible notes	3,913	2,895
Other long-term liabilities	473	613
Shareholders’ deficit	(50,689)	(44,777)
Total liabilities and shareholders’ deficit	$1,751	$3,440

ParkerVision, Inc.

Summary Results of Operations

	Year Ended
(in thousands, except per share amounts)	December 31,
	2022	2021

Licensing revenue	$925	$144
Cost of sales	(10)	(5)
Gross margin	915	139

Selling, general and administrative expenses	7,773	8,088
Total operating expenses	7,773	8,088

Interest and other income	103	242
Interest expense	(324)	(251)
Change in fair value of contingent payment obligations	(2,734)	(4,372)
Total interest and other	(2,955)	(4,381)

Net loss	$(9,813)	$(12,330)

Basic and diluted net loss per common share	$(0.13)	$(0.17)

Weighted average shares outstanding	78,395	71,299

ParkerVision, Inc.

Summary of Cash Flows

	Year Ended
(in thousands)	December 31,
	2022	2021
Net cash used in operating activities	$(2,959)	$(7,702)
Net cash used in investing activities	(4)	(3)
Net cash provided by financing activities	2,042	7,108

Net decrease in cash & cash equivalents	(921)	(597)

Cash & cash equivalents - beginning of year	1,030	1,627

Cash & cash equivalents - end of year	$109	$1,030